EXHIBIT (d)(4)

TAX-MANAGED INTERNATIONAL EQUITY PORTFOLIO

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT effective this 17th day of August, 2012, between Boston Management and Research (the “Adviser”), and Parametric Portfolio Associates LLC (the “Sub-Adviser”).

WHEREAS, Tax-Managed International Equity Portfolio (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; and

WHEREAS, the Trust is a master fund in a master feeder structure whereby, among other potential investors, one or more investment companies registered with the Securities and Exchange Commission (“SEC”) may invest its assets in the Trust (each a “Fund”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, this 13th day of February, 2001 and amended May 17, 2004, (the “Advisory Agreement”) with the Trust, a copy of which has been provided to the Sub-Adviser, relating to the provision of advisory and management services; and

WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser wishes to retain the Sub-Adviser to furnish investment advisory services to the Trust in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.

Duties of the Sub-Adviser.  The Adviser hereby employs the Sub-Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Trust and to administer its investment affairs, subject to the supervision of the Adviser and the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

(a)

The Sub-Adviser hereby accepts such employment and undertakes to afford to the Trust the advice and assistance of the Sub-Adviser’s organization in the choice of investments and in the purchase and sale of securities for the Trust and to furnish, for the use of the Trust, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust and for administering its affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Sub-Adviser’s organization and all personnel of the Sub-Adviser performing services relating to research and investment activities.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

(b)

The Sub-Adviser shall provide the Trust with such investment management and supervision as the Trust may, from time to time, consider necessary for the proper supervision of the Trust.  As investment adviser to the Trust, the Sub-Adviser shall furnish continuously an investment program and shall determine, from time to time, what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Trust’s assets shall be held uninvested,

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subject always to the applicable restrictions of the Trust’s Declaration of Trust, By-Laws and Registration Statement under the Investment Company Act of 1940, all as from time to time amended.  The Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser or the Trust, to buy, sell, and otherwise trade in any and all types of securities, commodities and investment instruments on behalf of the Trust.  Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Trust and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.  The Sub-Adviser shall take, on behalf of the Trust, all actions that it deems necessary or desirable to implement the investment policies of the Trust.

(c)

The Sub-Adviser shall place all orders for the purchase or sale of portfolio securities for the account of the Trust either directly with the issuer or with brokers or dealers selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust.  In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Trust and (when a disclosed commission is being charged) at reasonably competitive commission rates, and in accordance with procedures adopted by the Board of Trustees of the Trust.

(d)

The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Trust and the Adviser as the Trust’s Board of Trustees or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

2.

Disclosure about Sub-Adviser.  The Sub-Adviser has reviewed the Registration Statement for the Trust and the registration statement of any Trust filed with the SEC (the Registration Statement and the Trusts’ registration statements referred to herein as the “Registration Statements”) that contain disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating directly or indirectly to the Sub-Adviser, such Registration Statements contain, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect.  The Adviser hereby acknowledges that it has received a copy of the Sub-Adviser’s Form ADV, Part II at least 48 hours prior to entering into this Agreement.

3.

 Compensation of the Sub-Adviser.  For the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Trust pursuant to the Advisory Agreement, the Sub-Adviser shall be entitled to receive from the Adviser compensation in an amount equal to the following average daily net assets of the Trust throughout each month.

Average Daily Net Assets for the Month	Annual Fee Rate (at each level)
Up to $500 million	0.3500%
$500 million but less than $1 billion	0.3375%
$1 billion but less than $2.5 billion	0.3250%
$2.5 billion but less than $5 billion	0.3150%
$5 billion and over	0.3075%

 Such compensation shall be payable monthly in arrears on the last business day of each month.  The Trust’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust.  In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be based on the number of calendar days during which it is in effect.  The Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser.  The Sub-Adviser may, from time to time, waive all or a part of the above compensation.

4.

Allocation of Charges and Expenses. It is understood that, pursuant to the Advisory Agreement, the Trust will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Trust shall include without limitation:   (i) expenses of maintaining the Trust and continuing its existence, (ii) registration of the Trust under the 1940 Act, (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, repurchase and redemption (if any) of shares in the Trust, including expenses of conducting tender offers for the purpose of repurchasing Trust shares, (viii) expenses of registering and qualifying the Trust and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes, including amendments, and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust’s principal underwriter, if any, as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of Trusts, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser’s or Sub-Adviser’s organizations and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto.

5.

Other Interests.  It is understood that Trustees and officers of the Trust and shareholders of the Trust are or may be or become interested in the Sub-Adviser as partners, officers, employees, interestholders or otherwise and that partners, officers, employees and interestholders of the Sub-Adviser are or may be or become similarly interested in the Trust, and that the Sub-Adviser may be or become interested in the Trust as a shareholder or otherwise.  It is also understood that partners, officers, employees and interestholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words “Parametric Portfolio Associates” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

6.

 Limitation of Liability of the Sub-Adviser.  The services of the Sub-Adviser to the Adviser for the benefit of the Trust are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Trust or any shareholder in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment. The Sub-Adviser agrees that neither the Trust nor any Trust shall bear any responsibility or shall be subject to any liability for any damages, expenses, or losses of Sub-Adviser connected with or arising out of its services under this Agreement.

7.

 Duration and Termination of this Agreement.  This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated as to the Trust without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Trust; (ii) the vote of the Trustees of the Trust; (iii) the vote of a majority of the outstanding voting securities of the Trust at any annual or special meeting; or (iv) the Sub-Adviser, in each case on sixty (60) days’ written notice.  This Agreement shall terminate automatically in the event of its assignment or in the event that the Advisory Agreement shall have terminated for any reason.

8.

 Amendments of the Agreement.  This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund.

9.

Limitation of Liability.  The Sub-Adviser expressly acknowledges the provision in the Declarations of Trust of the Trust and of the Adviser limiting the personal liability of trustees, officers, and shareholders of the Trust and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Trust or the Adviser, respectively, for payment of claims or obligations as between the Trust or the Adviser, respectively, and the Sub-Adviser arising out of this

Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of the Trust or the Adviser.

10.

 Certain Definitions.  The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the Investment Company Act of 1940, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of shares of the Trust present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Trust are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Trust.

11.

Miscellaneous.

(a)

If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

(c)

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

BOSTON MANAGEMENT AND RESEARCH

By:

/s/ Maureen A. Gemma

Name:

Maureen A. Gemma

Vice President, and not individually

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:

/s/ Aaron Singleton

Name:

Aaron Singleton

Chief Financial Officer, and not individually

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